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                                                                  EXHIBIT 99.1
                                 PRESS RELEASE

         BROOKE GROUP AND NEW VALLEY TO INVEST IN REAL ESTATE IN RUSSIA
                               WITH APOLLO FUND


         MIAMI, FL, March 2, 1998 -- Brooke Group Ltd. (NYSE: BGL) and New Valley Corporation (OTC: NVYL) announced today that New Valley has entered into a joint venture with Apollo Real Estate Investment Fund III, L.P. to form Western Realty Development LLC to develop real estate in Moscow, Russia. Pursuant to the agreement, the contributions of New Valley to Western Realty will include the assets of its BrookeMil Ltd. subsidiary, a real estate development company in Russia that owns a major office project in Moscow. Apollo will contribute up to $58 million to Western Realty.

         BrookeMil is currently developing a three-phase complex on 2.2 acres of land in downtown Moscow. The first phase of the project, Ducat Place I, a 46,500 sq. ft. Class-A office building, was successfully built and leased in 1993 and sold to a tenant in April, 1997. In 1997, BrookeMil completed construction of Ducat Place II, a premier 150,000 sq. ft. office building. Ducat Place II has been leased to a number of leading international companies, including Motorola, Conoco, Lukoil-Arco and Morgan Stanley. The third phase, Ducat Place III, is planned as a 350,000 sq. ft. mixed-use complex, with construction set to begin in 1999.

         "The formation of Western Realty with Apollo will allow us to significantly expand our real estate business in Russia, where we are already very well positioned," said Bennett S. LeBow, Chairman and CEO of Brooke Group and New Valley. LeBow added, "Ducat Place is the leading western-style commercial complex in Moscow, with a host of blue-chip tenants, and we believe that Ducat Place III has even greater potential."

         "We are pleased to be working with New Valley - which has developed some of Moscow's finest existing properties - and we are confident that we will find many exciting future opportunities together," said Lee Neibart, a principal of Apollo.

         Western Realty will seek to make additional real estate and other investments in Russia. New Valley and Apollo have agreed to invest, through Western Realty or another entity, up to $25 million in the aggregate for the potential development of a real estate project in Moscow. In addition, Western Realty has agreed to invest $20 million for a 30% interest in a company organized by Brooke (Overseas) Ltd., a wholly-owned subsidiary of Brooke Group, which will, among other things, acquire an interest in

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an industrial site and manufacturing facility being constructed on the outskirts of Moscow by a subsidiary of Brooke (Overseas) Ltd.

         Brooke Group is a holding company which owns Liggett Group Inc. and Liggett-Ducat Ltd. and holds 42% of the voting power in New Valley. New Valley is principally engaged in investment banking and brokerage through Ladenburg, Thalmann & Co. Inc., in real estate development in Russia through BrookeMil, and in ownership and management of commercial real estate through its New Valley Realty division.

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